Exhibit 99.1

OLD POINT FINANCIAL ANNOUNCES INCREASE IN QUARTERLY

DIVIDEND AND A 25% STOCK DIVIDEND

FOR IMMEDIATE RELEASE

August 16, 2007

Hampton, VA: Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.20 per share of common capital stock to be paid on September 28, 2007, to shareholders of record as of August 31, 2007. This represents an 11% increase over the previous quarter’s dividend of $0.18.

In addition, the Board of Directors of Old Point Financial Corporation announced a special 25% stock dividend payable on October 1, 2007, to shareholders of record as of August 31, 2007. Robert F. Shuford, Chairman, President and CEO of Old Point Financial Corporation, said, “In celebration of our upcoming 85th anniversary and as a reward to our loyal shareholders, many of whom are also customers, we are pleased to provide one additional share of stock for every four shares owned. Our strong capital position and earnings have made this action possible.” As a result of the stock dividend, the number of Old Point Financial Corporation shares outstanding will rise from approximately 3.9 million shares outstanding to approximately 4.9 million.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $812 million in assets as of June 30, 2007, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank with 19 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286